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                                                                    EXHIBIT 21.1

                  SUBSIDIARIES OF UNITED LEISURE CORPORATION
                  ------------------------------------------

     Set forth below is a list of all subsidiaries of United Leisure Corporation, indicating their jurisdictions of incorporation.

         Name                            Jurisdiction of Incorporation
         ----                            -----------------------------
     Camp Frasier, Inc.                           California
     LCS Tours, Inc.                              Delaware
     Lion Country Safari, Inc. -- California      Florida
     Planet Kids, Inc.                            California
     Planet Kids Learning Centers, Inc.           Delaware
     United Internet Technologies, Inc.           Delaware